EXECUTION

                       FIRST HORIZON ASSET SECURITIES INC.

                       MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 2005-AA1

                                 TERMS AGREEMENT
                           (to Underwriting Agreement,
                               dated July 24, 2002
                    between the Company and the Underwriter)

First Horizon Asset Securities Inc.                           New York, New York
4000 Horizon Way                                                January 25, 2005
Irving, Texas  75063

      Bear, Stearns & Co. Inc. (the "Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase such Classes of Series 2005-AA1 Certificates specified in Section 2(a) hereof (the "Offered Certificates"). This letter supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 2005-AA1 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-119657). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

      Section 1. The Mortgage Pools: The Series 2005-AA1 Certificates shall evidence the entire beneficial ownership interest in two pools (the "Mortgage Pools") of primarily 30-year adjustable rate, first lien, fully amortizing, one- to four-family residential mortgage loans (the "Mortgage Loans") having the following characteristics as of January 1, 2005 (the "Cut-off Date"):

            (a) Aggregate Principal Amount of the Mortgage Pools: Approximately $315,064,918 aggregate principal balance as of the Cut-off Date, subject to an upward or downward variance of up to 5%, the precise aggregate principal balance to be determined by the Company.

            (b) Original Term to Maturity: The original term to maturity of each Mortgage Loan included in Pool I and Pool II shall be 360 months.

      Section 2. The Certificates: The Offered Certificates shall be issued as follows:

            (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in Section 1(a) and, as to any particular Class, to an upward or downward variance of up to 5%:

                        Principal             Interest       Class Purchase
Class                    Balance                Rate        Price Percentage
-----                 ---------------        -----------    ----------------
I-A-1                 $ 93,729,000.00        Variable(1)     101.980468750%
I-A-IO                     (2)               Variable(1)                --
II-A-1                $188,799,000.00        Variable(1)     101.902343750%
II-A-2                $ 12,687,000.00        Variable(1)     101.902343750%
II-A-IO                    (2)               Variable(1)                --
II-A-R                $        100.00        Variable(1)     101.902343750%

----------

      (1) The pass-through rates on each class of Certificates listed above for each distribution date will be variable and will be calculated as described in the prospectus supplement.

      (2) The Class I-A-IO and Class II-A-IO Certificates are notional amount certificates and will accrue interest during each interest accrual period on a notional amount. The initial notional amount of the Class I-A-IO and Class II-A-IO Certificates will be approximately $93,729,000 and $201,486,000, respectively.

            (b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

      Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Certificate Principal Balance thereof plus accrued interest at the per annum initial interest rate applicable thereto from and including the Cut-off Date up to, but not including, January 28, 2005 (the "Closing Date").

      Section 4. Required Ratings: The Offered Certificates (other than the Class II-A-2 Certificates) shall have received Required Ratings of at least "AAA" from Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. ("S&P") and "Aaa" from Moody's Investors Service, Inc ("Moody's"). The Class II-A-2 Certificates shall have received Required Ratings of at least "AAA" from S&P and "Aa1" from Moody's.

      Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

      If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriter and the Company.

                                       Very truly yours,

                                       BEAR, STEARNS & CO. INC.

                                       By:
                                           -------------------------------------
                                       Name:
                                      Title:

The foregoing Agreement is hereby confirmed and accepted as of the date first above written.

FIRST HORIZON ASSET SECURITIES INC.

By:
   --------------------------------------------------
   Name: Alfred Chang
   Title: Vice President

FIRST HORIZON HOME LOAN CORPORATION

By:
   --------------------------------------------------
   Name:
   Title:


                                       3